Exhibit 99.1
TRANSCRIPT
Hanesbrands Q4 2010 Earnings Conference Call
February 2, 2011, 4:30 P.M., Eastern
CORPORATE PARTICIPANTS
Rich Noll, Hanesbrands Inc. — Chairman and CEO
Brian Lantz, Hanesbrands Inc. — VP of IR
Lee Wyatt, Hanesbrands Inc. — EVP and CFO
CONFERENCE CALL PARTICIPANTS
Carla Casella, JPMorgan Chase & Co. — Analyst
Bill Reuter, BofA Merrill Lynch — Analyst
Ken Stumphauzer, Sterne, Agee & Leach, Inc. — Analyst
Jim Duffy, Stifel Nicolaus — Analyst
David Glick, Buckingham Research Group — Analyst
Eric Tracy, FBR Capital Markets — Analyst
Omar Saad, Credit Suisse — Analyst
Matt McClintock, Barclays Capital — Analyst
PRESENTATION
Operator: Good afternoon, my name is Tiffany and I will be your conference operator today. At this time I would like to welcome everyone to the Hanesbrands fourth quarter 2010 earnings conference call. (Operator Instructions) I would now like to turn the conference over to Brian Lantz, Vice President of Investor Relations. Please go ahead, sir.
Brian Lantz: Good afternoon everyone, and welcome to the Hanesbrands Inc. quarterly investor conference call and webcast. The audio replay of the webcast of this call can be found in the Investor section of the Hanesbrands.com website.

I want to remind everyone that we may make forward-looking statements on the call today, either in our prepared remarks or in the associated question and answer session. These statements are based on current expectations and are subject to certain risks and uncertainties that may cause actual results to differ materially. These risks are detailed in our various filings with the SEC, such as our most recent Forms 10-K and 10-Q, as well as our news releases and other communications. The Company does not undertake to update or revise any forward-looking statements, which speak only to the time at which they are made.
With me on the call today are Rich Noll, our Chairman and Chief Executive Officer, and Lee Wyatt, our Chief Financial Officer. Before we discuss our 2010 results and guidance for 2011, I want to point out that the press release we issued last week offers distinct 2011 guidance for sales, EPS, and certain balance sheet items. Additionally, we have added specific trend guidance for the first two quarters of 2011 for sales, operating profit, and EPS. However, in this inflationary environment, there are three major categories we intend to refrain from discussing in great detail, so let me take a moment to highlight those.
First, our past success in securing cotton validates our disciplined approach to purchasing cotton. This approach directly involves senior management and on-staff experts supported by economists. We maintain sophisticated models to help predict price based on long-term supply and demand dynamics. In fact, we have a proven track record for cotton purchasing. We were able to secure competitively favorable cotton pricing as cotton moved up rapidly in ‘08, back down in ‘09, and then again in ‘10 as cotton moved continually higher. Therefore, we believe our approach to cotton buying is a competitive advantage and we will refrain from disclosing specifics, such as forward looking cost positions and specific cotton purchasing practices.
Secondly, we invest $5 million annually in consumer purchasing behavior research, which includes elasticity information. As a result, we believe we have a better understanding of dynamics, such as elasticity, than other apparel companies or the financial community. We will therefore refrain from disclosing specific elasticity assumptions.
Finally, in this environment where we’re seeing multiple pricing actions in certain categories, we need to ensure that we do not give the appearance of signaling price changes to our competition on a conference call. Therefore, we will not discuss specific percentage increases for products, exact timing or status of pricing actions at particular retailers or channels of trade, and ultimately the impact of pricing on margins.
As I turn the call over to Rich, since we have released our results nearly a week ago, we’re going to approach the call a little differently today. Rich will make some high level comments on 2011, and then we will move directly to questions and answers. Rich?
Rich Noll: Thanks Brian. We had a great 2010, grew 11% for the year, 16% in Q4. And most importantly that growth was very broad-based. Every category except sheer hosiery grew, and we had substantial share gains. A year ago at this time, we had the number one share position in men’s underwear, with about a little over 33% share of the market.

In 12 months, we grew that share 5 points, with close to 38% of the market. You don’t see that very often. But it wasn’t just in men’s underwear that we grew. We grew 1 to 2 share points in socks, bras, active wear, and plus size apparel. Our brands are stronger than ever, and it’s absolutely evidenced in our results.
So look towards 2011, the obvious challenge is inflation, but we’ve seen this coming and nothing we’ve seen so far in the commodity markets has surprised us. In fact, we believe we have a competitive advantage in this inflationary environment. We’ve got number one share positions in key categories, and also we’re value priced in the market. Those are both very good places to be. We have a distinctive competence in buying cotton and understanding consumer purchasing behavior, and we also have visibility provided by our global supply chain. All of this line of sight allows us to proactively work with our retail partners, and that is something that other apparel companies are not doing or providing for them. In fact, those other companies continually seem surprised by the marketplace.
Before we get into this, I do want to give you some perspective in terms of the percentage of our Company that’s actually impacted by the commodity segment. Nearly 40% of our Company is not cotton-based, and is actually immune to this big run up in cotton cost. That would be bras, sheer hosiery, a lot of the active wear categories, and while they will experience some price increases, some of which took effect even this week, they’re not going to see the big increases that you’re going to see in those cotton-intensive categories. And a lot of time I’m sure we’ll spend talking about price increases in such categories such as underwear and socks, where we do have the impacts of inflation coming in, and you do need to go into retailers and announce and negotiate price increases.
But that’s only about 40% of the Company. We feel really good about that other 20% as well, where we’re continually negotiating prices on an ongoing basis with seasonal items. I can tell you in this environment, all apparel companies are raising prices, and retailers are seeing it everywhere.
They’re seeing it from US suppliers, Central American suppliers, Asian suppliers, and as I said, we’ve implemented price increases, some of which took effect this week, and we’ve also solidified pricing through back-to-school, and you will see higher promotional prices and prices in the marketplace than you did the prior year. And we’ve even begun discussing potential price increases or what it looks like for holiday and in 2012.
Fortunately, through all of this volatility, for us 2011 is relatively certain because we’ve got the lion’s share of our cotton locked, as well as solidified the lion’s share of the price increases that we need to deliver the results that we announced in our guidance. In terms of 2012, we’re not really going to know our commodity levels until about mid-2011. However, with our business model, it works very well with moderate inflation and can work very well with cotton at $2 as it will at $1.
So we’re in a great position to manage through the volatility in 2011 in what I believe will be an uncertain environment for our competitors, but a relatively certain environment for us. And we intend to use this disparity to our advantage just like we did in the recession of 2009, we came out flying into 2010 gaining substantial share. Our goal is to duplicate this success leaving ‘11 and entering into 2012, gaining a similar amount of share. And with that, I’d like to turn it over to the operator for Q&A.
QUESTIONS AND ANSWERS
Operator: (Operator Instructions)Your first question is from the line of Matt McClintock, of Barclays Capital.
Matt McClintock: Rich, revenue certainly looks strong and you continue to gain share, and in this type of environment, I was just wondering if you could maybe provide some further detail on general insights that you’re having — that you’re gaining from conversations with your retail partners, what exactly are they looking for in this type of environment and how is that changing? There’s certainly been a lot of speculation on merchandise shifts and new strategies, at least over the last 3 months, and I just wonder if maybe you could talk more to that.
Rich Noll: Sure. Overall, I think the first 6 months of 2011 are going to look relatively similar to 2010. It’s not to say that you’re not going to see prices going up in the marketplace at retail, you will, but they’re going to be more moderate, like the mid-single-digit price increases that we put in effect. So a lot of the retail environment is going to be relatively stable in the first half of ‘11.
It’s really not until back-to-school and then ultimately in holiday of next year that you’re going to start to see these larger increases working their way through. Retailers fully understand it. I see a lot of retailers, especially the better ones are thinking about how to operate in this new environment strategically, and how to gain their own competitive advantage. They’re already thinking about what the implications are for their open-to-buy and where they’re likely to take a little bit less risk and where they’re more willing to push. And the general themes that we’re hearing are they clearly want to push strong brands. I think tertiary brands are going to struggle in this kind of marketplace.
Surprisingly, you may think private label may do well; in fact, our research tells us that it actually, similarly like in the recession, it actually doesn’t perform as well, because people, when they are laying out a little bit more money for something, they want to absolutely be sure that they’re getting high quality products. What I’m seeing is a lot of retailers be willing to push branded basics a little bit more and they’re going to be a little bit more cautious for high price point, high fashion, high markdown risk items, especially I think in back-to-school and leading into the holiday season.
So that’s sort of what we’re hearing from them. They realize this new price environment is here to stay and they’re figuring out how to best manage through it.
Matt McClintock: Thanks. A second question, if I may. More housekeeping, but the tax guidance, Lee, how should we think about that in conjunction with the EPS guidance for next year? And in the longer term, what is driving the deviation from your 20% to 25% guidance through 2012? And should we be thinking about anything that’s changed in terms of the structural tax rate?
Lee Wyatt: The historic perspective is our tax rate in 2009 full year was 12%; this year it was 10%, and those tax rates are driven basically by the balance between off-shore profitability and domestic profitability, and when you have events like in the fourth quarter where we had a non-cash charge for the refinancing, that took the domestic profitability lower which shifted the tax rate down. So in our guidance, what we did was give a little bit broader range from the teens to the low 20s saying, don’t know what other events might occur during ‘11, but the tax range should be in that teen to low 20s. So a little broader range within that EPS guidance. But there’s been no fundamental shifts or structural changes.
Matt McClintock: Great. Thank you very much.
Operator: Your next question is from the line of Omar Saad, with Credit Suisse.
Omar Saad: I wanted to ask about demand elasticity, how you guys are thinking about it, how the retailers are thinking about it as prices go up kind of across the sector, and do you worry that there’s — some of the tertiary players, to use your term, who might be planning units a little bit too aggressively and actually that could create a more competitive marketplace. And then I have a follow-up on Nanjing.
Rich Noll: First of all, in elasticity, I think Brian mentioned in his comments, we spend a lot of money on consumer purchase behavior research, and have while not definitive knowledge, we have a really good idea, we think, of how different things play off against each other. In fact, I was in a meeting not too long ago, a couple weeks ago, when we were reviewing consumer elasticity research in categories that not only looks at the different share shifts or elasticity impacts across different brands and categories, we can even get it down to how much each feature is worth and can trade off in terms of price.
So we have a good sophisticated knowledge and understanding of this, and we actually believe it’s much more detailed than any of our direct competitors, and probably better than most any other apparel company out there. And so we intend to use that to our competitive advantage and want to make sure we’re not sharing any specifics with that our competitors could see. We do work with our retail partners to help them understand how we think categories are going to behave and how they can best navigate this.
Overall, I think you’ve got a lot of people that understand that if you’re raising prices in a certain category, that unit volumes are going to come off. There’s a question obviously about how much. And as I alluding to earlier, what a lot of retailers are doing is they’re making those decisions in a lot of the apparel categories that they pre-buy, which is the bulk of apparel. They’re cutting units more where they realize that they have more markdown risk. So I think what the retailers are trying to do is to make sure they don’t end up with huge markdown exposure, for example, next holiday.

Now, from our basic categories, a lot of our research tends to say that the higher the overall price point — elasticity curves aren’t linear, so the higher the overall price point, there tends to be a greater elasticity impact than at lower price points. And so we feel really good about being the value-priced position in the marketplace, and at the end of the day, our goal is to try to use this as an advantage to pick up share going into ‘12.
Omar Saad: Great. And then a quick question on Nanjing, and the new plant in China. You hear about labor capacity constraints and labor going up in China, are you guys being able to staff up that plant properly, and do you get a sense that the apparel manufacturing capacity in China isn’t as constrained as some of us are led to believe?
Rich Noll: First of all, manufacturing capacity in Asia is pretty well constrained. There’s no question about it. A lot of capacity came out during the recession. The credit markets haven’t been wide open by any stretch of the imagination, and so a lot of new capacity hasn’t come online; and fundamentally this is a supply-demand imbalance because of the strength of the developing markets and — more and more people are entering the middle class every single day and that’s creating sort of this strong robust demand. I think that type of thing is here to stay. So I don’t think you’re going to be seeing capacity be extremely slack in Asia any time soon.
Specifically for us, our Asia cluster is doing phenomenally well. It’s ramping up extremely well; it’s probably got some of the lowest cost and highest quality in our system. Out of the — 4 years ago we had 300 employees in Asia. We finished 2010 with over 12,000 employees in Asia. There’s only about a 1,000 of those employees in China. So I want to just to remind you from an exposure to say China wage rates or currency impact, it’s relatively muted for us. Most of our employees are in Vietnam and in Thailand where you’re not seeing that kind of wage inflation.
Obviously, I do think globally you’re going to see a little bit more wage inflation as food prices continue to go up, but we’ll be able to well easily handle all of that. So I feel really good about Asia. It’s ramping up extremely well and we absolutely consider that it’s going to deliver the benefits that we’ve projected.
Operator: Your next question comes from the line of Eric Tracy, with FBR Capital Markets.
Eric Tracy: Rich, maybe first just in terms of — I know you don’t want to get specific on cotton discussion and even specific on gross margin, but maybe just again remind us or walk through potentially some of the offsets, be it the non-recurring occurrence of some of these air freight costs to again sort of the underlying supply chain story, how you see it sort of playing out and manifesting this year as a potential sort of neutralizing force to some of the gross margin compression.
Rich Noll: We don’t want to talk about overall gross margins or operating margins because we want to be very careful about not inadvertently signaling what’s going on with prices. Clearly by us giving our top-line in EPS guidance and a number of other things such as interest rates and tax rate ranges, you can calculate and infer where our operating margins would be going next year. For those specifics though, I’d like to turn it over to Lee and let him answer those questions.

Lee Wyatt: The two things Eric that you mentioned, the excess service costs, we talked this year about $35 million hitting the P&L in 2010 with the biggest two quarters being the third and fourth quarter, with about $30 million of the $35 million rolling off in those two quarters. And that’s pretty much what’s happened. We could have a little spillover into the first quarter of ‘11, but that’s fairly small amounts. We’ve also talked about some — those are primarily not recurring and that should give us a nice tailwind into next year.
In terms of the supply chain savings, we’re still on track on supply chain savings. This year ‘10, I think we’re somewhere $40 million to $45 million in savings, so on track with what we said and in that reasonable range, and we see those continuing.
Eric Tracy: Okay, then if I could turn to the balance sheet and the expectation of getting the 3 to 3.5 times on a free cash of $100 million to $200 million, again assuming within that is imbedded kind of continued debt paydown, but maybe just sort of speak to again still a priority of cash, maybe just speak to that, if you could.
Lee Wyatt: Sure. We continue to have a priority to deleverage, and we’re doing that. We gave you in the guidance 3 to 3.5 times by the end of ‘11, inherent especially in the low end of the range is you have to use your free cash to pay down debt to get to that bottom end. And our default again, is always paying down debt.
Eric Tracy: Okay, fair enough. Thanks.
Operator: Your next question comes from the line of David Glick, with Buckingham Research Group.
David Glick: Just two quick questions, Lee. I’m just wondering if you can walk us quickly, not that we want to look backwards but just make sure we all understand for Q4 — probably didn’t anticipate that the tax benefit, just where you may have been a little bit short relative to your operating assumptions for Q4, and whether or not some of those issues could spill over into 2011. And then secondly, obviously the free cash flow a little constrained this year by, I presume, higher inventory levels. How should we think about the kind of normalized level beyond 2011?
Lee Wyatt: Let me take the free cash flow first. We said in the guidance $100 million to $200 million this year. Probably about a $100 million constraint on that this year, about half of it from receivables, because as we take higher prices, especially throughout the back half of the year, that’s going to drive your receivables higher, so maybe $50 million there. And as we see continued high commodity prices, we’ll see inventory go up from a cost perspective, but at the same time we’re going to be improving turns reflected in that guidance. We’re actually going to take units down, so that will offset some of those higher cotton and commodity costs in there. So net net, we’ll invest about $100 million out of the normal free cash flow into working capital in ‘11. That’s embedded in our guidance.
In terms of the fourth quarter, I would say as we look at our plan in the fourth quarter, versus the actual results, the thing that probably was — we didn’t anticipate what the mix shift from innerwear to outerwear. While our innerwear grew 12%, which is very strong, our outerwear grew 31%, and so that was very strong growth and included in that outerwear growth is the Gear for Sports, right at about $36 million in sales when we closed that transaction November 4th, so we had 2 months in there. That drove that outerwear sales up higher. I think that mixed us down probably $4 million or $5 million in operating profit in the quarter.
David Glick: Okay.
Lee Wyatt: We then made that up, just because the tax rate probably gave us $0.06 to $0.07, so it was basically offset with tax rate. I don’t think that’s—there are no negative implications for 2011 from that mix shift in the fourth quarter. We feel fine about where we are in our guidance. We don’t think any message is sent there in terms of issues with ‘11.
David Glick: Great. Thanks for that clarification and good luck.
Operator: Your next question is from the line of Jim Duffy, of Stifel Nicolaus.
Jim Duffy: Rich, is there any evidence that retailers are buying ahead and building inventories ahead of anticipated price increases? Or is that something that’s logistically impossible for them to do?
Rich Noll: No, actually I haven’t seen any retailers exhibit that. Like any business there, a lot of them just ended their fiscal year-end in January, so they were pretty mindful about inventories. A lot of them have inventory goals that they’re trying to hit, and internal goals they are trying to hit, and I don’t see any evidence of anybody trying to buy ahead.
The good thing about a lot of our categories is they’re replenishment based, so we’re not actually capped in terms of overall open-to-buy issues. At the end of the day, when a consumer comes in and buys a package of underwear, the computer orders another one, so that’s good. And I think they all have an expectation that they’re open-to-buy are going to increase in 2011. The question is how much relative to units, and goes back to the comments I was making earlier that, at least the ones I’ve talked to, were going to be a little more risk averse in the higher price point, higher fashion where there’s bigger markdown risks.
Jim Duffy: With open-to-buy in your categories, do retailers order on a unit basis or on a dollar basis, typically? Is their open-to-buy budget set in units or dollars?
Rich Noll: Typically it’s been a very different environment than going forward. And so they’ve all had to wrestle with this, and you can clearly see internally in their organizations, it’s got to go fairly high level to ultimately their finance organizations to help them sort this through. They generally have open-to-buy dollars, it’s not units. In the categories in which they are placing orders well in advance, which is how most of ready-to-wear operates, our outerwear segment has a little bit of that, active wear, for example, or basic fleece where they look ahead and actually commit to a unit and a dollar purchase well in advance.

And where we’re talking to them about those things, like for example in some of the fleece, basic fleece categories, some retailers there are saying, well, their low price point things, the prices aren’t going up that much. In fact, they’re probably only getting — they’re probably just getting back to the levels they were 2 or 3 years ago, and so they’re keeping the units relatively constant. I’ve seen another retailer or two, where they knock a little bit off the units, but not so much. Exactly what they’re doing in some of those other categories obviously we don’t have a line of sight to. But fortunately in the replenishment area, we’re not as much subject to that. You might have some short-term inventory draw downs, but again the computers really are the things that are in charge of the overall ordering process.
Jim Duffy: Okay. That’s helpful. Switching gears a little bit, question for Lee. Lee, the press release speaks to a rerating to investment grade status on the revolving credit facilities. How should we think about that as it relates to the rates and covenants on that facility looking forward?
Lee Wyatt: As we mentioned in the earnings release, in conjunction with our November bond offering and then the payoff of the term-loan with those proceeds, Moody’s actually improved our credit rating on the revolver to investment grade. So we began then fairly immediately beginning to evaluate how to change our credit agreement to reflect that investment grade rating status.
So this week we’ve actually launched an amendment. That amendment should lower our interest rate, extend the terms on the revolver, and should add flexibility in the terms and conditions including things like covenants. All those are just in-line with having strong improvement in the rating. We expect the amendment to close in February. We’ve got to go through the customary steps required to close but should close in February. When it does, we’ll announce those new terms and conditions and term in probably in February when it happens. But we expect all the changes to be very positive, so feel very good about our capital structure. This really kind of caps getting our capital structure in great shape with the bond offering we did in November, now with this amendment, we’re going to feel very good about our capital structure. Gives us a lot of flexibility and a lot of ability to invest in the business and drive forward with very little concern.
Jim Duffy: That’s helpful. Thanks.
Operator: Your next question is from the line of Carla Casella, of JPMorgan.
Carla Casella: Did you give your outlook for capital expenditures for the year?
Lee Wyatt: We didn’t. But we can do that, it’s embedded in the free cash flow for ‘11 of $100 million to $200 million, probably a net of about $100 million of CapEx.
Carla Casella: Okay. And then the term loan amortization, since you’ve made the paydown, what’s your required annual amortization under the term loan?
Lee Wyatt: There is no term loan left so we have no amortization.

Carla Casella: It’s totally gone, okay. On then on the Gear for Sports side, can you just discuss, $36 million in the quarter, on an annual basis how much does Gear for Sports do, or did it do last year in terms of revenue? And do you see any change in the seasonality of that business now that it’s under your umbrella?
Lee Wyatt: What Gear did prior to the acquisition, their sales were $225 to $235 million a year. Their operating margin was about 11.5%, so we don’t see any significant change in that at all. Now they are fairly seasonal because it’s the third quarter with the back-to-school, back-to-college, if you will, which is their strongest sales period and their strongest margin and actually the fourth and first quarters are the shortest for them in terms of margin, but we expect that business to grow very well. And keep in mind that in 2012, we’ll start getting the benefits of the supply chain synergies hitting the P&L. So by ‘11 should be nice performance for them; ‘12 will even be better.
Rich Noll: And if I could just comment more generally on Gear for Sports. It’s going extremely well; every time we turn around, I think we see much more long-term upside revenue growth opportunity and we’re absolutely convinced we’ll get the supply chain savings that we had talked about originally. And in fact, they’ll grow this year, so they won’t stay static with their sales, so it will probably add about $215 million to $220 million incrementally to 2010, I think they were about $30 million to $35 million in 2010 so they will probably be close to about $250 million on a run rate basis in 2011. Feeling really good about it.
Carla Casella: That’s great. On the seasonality side, does that mean, so your biggest use of working capital will be moved into a big third quarter use, is that correct?
Lee Wyatt: No, they’re not enough to — Gear for Sports isn’t significant enough to us to really change our working capital requirements. That will be driven by back-to-school and our normal business. But we, as always, we use cash in the first half, we generate cash in the second half. That won’t change in any material way because of Gear.
Carla Casella: Okay, great. Thank you.
Operator: Your next question is from the line of Ken Stumphauzer, of Sterne, Agee.
Ken Stumphauzer: Just a couple of questions for you. We all appreciated the color regarding kind of the cadence of earnings throughout 2011. What caught me a little bit off guard is where the bulk of the earnings growth was going to be, being mainly in the second half against accelerating cost pressures. I was wondering if you could just maybe talk about what’s out there that gives you the confidence that you’ll see that kind of growth in the back half; specifically in that 4Q when you don’t necessarily have cotton contracted yet. Or if you do, it’s at an elevated level.
Rich Noll: First thing, let me hit the first quarter first. So obviously in the first quarter, we’re overlapping last year with relatively low cotton in the first — in this first quarter, our cotton is in the 80 cent range but the pricing didn’t fully kick in. It just gets implemented in February, and usually it’s because of the pattern — you can consider it only really being in effect for about half the quarter when you want to quantify it. So that’s what leads us to be slightly down in the first quarter of 2011. We did talk about operating profit starting to grow in double-digits in the second quarter. So you’ll start to see the operating performance of the business get better in Q2. Lee can address in a second or two just to remind you that last year in that quarter we had a relatively low tax rate of about how much, Lee?
Lee Wyatt: $0.20 impact.
Rich Noll: $0.20 impact. So that may mask a little bit of what’s going on on the operating profit basis. Remember, we do have cotton locked in through October. That ’s 10/12 of the year, and so there’s just a little bit left in that fourth quarter, and the pricing that we’ve implemented, and I think this is an important point, I’m glad you brought it up, we don’t increase price to try and deliver numbers in any particular period of time like for example in 2011.
When we put in a price increase because — you want to do it based on what at the time you’re experiencing is sort of the run rate level of cotton. So that if cotton stays at sort of those levels forever more, your pricing is aligned with that overall run rate. So a great example is when we put in our price increase taking effect now, it was based on cotton prices from unfortunately back in the summer or whatever — what we thought was high at the time at $0.82 to $0.85. So we priced as if cotton would stay at those levels forever more. Things that we’re putting in place towards back-to-school would get us to a sort of an assumed cotton pricing level or market probably in the $1.15ish range or maybe a little bit higher — right around there — and sort of be sort of cascade through.
And then in the fourth quarter if cotton stays at these levels, obviously that we’re seeing in the marketplace today, looking at today’s futures curve, not necessarily the spot market, we need to do something in terms of price either in Q4 or in early 2012 to make sure our prices reflect what we believe is the long-term sustainable prices for cotton. And that’s how we sort of price.
So when you think about it from that perspective, we’re not just trying to incrementally get another 1% or 2% to make the year; we’re trying to make sure the business has got the right margin structure to operate successfully going forward.
Ken Stumphauzer: To that end, when you take price increases, I think most people probably expect that in time you will see cotton revert to a lower level, wherever that may be. When that happens, how do you think the price increases you’re taking now will play out? Will you essentially end up giving them back through opening price point at retail or was it something that you think you can actually retain?
Rich Noll: At the price levels that we’ve implemented, as I said, we do think about this from a long-term supply-demand situation; what we think is the long-term picture for cotton. And there is no question that the supply-demand picture has changed and I don’t think we’re going to see a long-term average for sub-dollar cotton, if ever again, to be honest. Now, I also don’t think that necessarily you’re going to see — if we look out the next decade or even 3 or 4 years, that if you looked at the current futures market that that’s a good picture of the long-term sustainable price.

So our goal is to make sure our pricing is aligned with what we think is going to be the ongoing run rate for cotton, and not reacting every single quarter up and down to whatever the short-term spot prices are. And so we’re much more thoughtful about it and have these kind of conversations with our retailers. So if you saw prices come down from these levels substantially, we’re probably — they’re just starting to match the price increases that we’ve secured in the marketplace for back-to-school. And as I said, if they stay at this these levels, you’re going to see us continue to increase price, and actually the retailers fully understand that. We’ve been communicating with them on that all along and they’re hearing that from other suppliers around the world.
Ken Stumphauzer: I guess what I’m asking to a certain degree is if you, at the end of the day in the long-term, by taking these price increases, does it change the potential profitability of Hanes 3 years down the road?
Rich Noll: Now I got to go back to the long-term competitive dynamics and what we think is long-term achievable in the marketplace. You look at our operating margins and a lot of companies in our space and with brands of our stature should have operating margins long-term sustainable in the low teens to mid-teens, maybe that 12% to 14%. We’ve got the right things in place in terms of our supply chain and continuing to optimize to help us long-term expand our margins and get into those levels and those arenas. Clearly we’ve got to maneuver this almost radical change in sort of step function of commodity cost. We’ve got to get through that. But this does not at all change our long-term picture of what’s sustainable in our business with all of the advantages we have.
Ken Stumphauzer: And just one last question. You alluded to the fact that you know what pricing is going to be like for back-to-school, I presume that you’re having initial discussions with retailers about the holiday season; I’m just curious, do you think that there could be any risk to the realization of those price increases with the initial price increases this spring if you see any kind of adverse impact on either units, or profitability at retail?
Rich Noll: At the end of the day, as I said, I think we got a good understanding of what the both elasticity impacts may be, and you’re not going to be able to judge off of a month or a quarter or something like that on what the long-term elasticity impact may be. We actually think that there may be — there’s short term impacts and there’s long-term impacts and when I say long-term, I mean over the next subsequent quarters, so I don’t think anybody is going to have a knee-jerk reaction over what happens over a given month or quarter in terms of what they’re going to think about is going to happen longer term.
And I just want to talk about our categories and then I’ll come back to your question about realizing price. In our categories, the average household in the United States spends on all innerwear products, for all members of the family, $150 in total. And so you’re right, we could see a double-digit increase, 10% maybe 15% or more on average, that’s bras, panties, socks, everything. But for an average family that’s going to be about $20 a year. We believe we have the right brand position, and the value place in the marketplace, that this isn’t going to be a huge impact to consumers overall. I know there’s a lot of people saying, yes, but if there’s wild inflation everywhere in the marketplace, they are going to have to cut back everywhere, and that may be.

At the end of the day in our categories, it’s not expenditures that they need to cut back to make ends meet, so we feel good about the long-term prospects for our categories. In terms of margin realization, there’s no question, all apparel companies around the world are increasing prices and at the levels that commodities are up, there’s not enough margin to be able to sort of eat this. Everybody is going to have to raise prices. That’s happening, retailers are expecting it and they’re not sitting here trying to game a percent or so. The ones that are really good and really smart and looking at how to manage through this strategically are spending their efforts and time there rather than saying how can I delay this 4 weeks, or how can I shave this a percent, because they realize that’s not what’s going to make them successful.
Ken Stumphauzer: All right. Thank you.
Operator: Your next question is from the line of William Reuter, of Bank of America Merrill Lynch.
Bill Reuter: Just switching gears a little bit and talking about your SG&A costs in the quarter. They were up a little bit. Can you talk about as we move into 2011 whether there’s going to be any big differences whether it’s advertising spending, whether it’s personnel, whether you have to increase people, things we should think about that are going to change your SG&A costs on a year-over-year basis?
Lee Wyatt: As we think broadly about SG&A in ‘11, it’s the same thing we’ve had for ‘10, we’ve talked about leveraging SG&A going forward and we think we’re going to do that. We’ve leveraged it in ‘10, so I don’t think there’s any major shifts. We may spend a little more on advertising. We talked about that to continue to strengthen our brand during this time.
And remember, though, when you look at the fourth quarter, Gear for Sports was in there and that’s worth about — those 2 months of SG&A was worth about $10 million, so we’re a little overstated in the fourth quarter just because of that Gear SG&A, so you want to back that out. Our SG&A is fine. We manage it tightly. We’re going to leverage it going forward, especially with this sales growth. We feel very good about it.
Rich Noll: And let me just follow up on the comment on media spend and trade spend. There is absolutely no question our plans are to continue to invest in our business, keep our brand strong. This is not the time to cut back media or trade to try and offset a couple of points of price increase that need to happen. In fact, that would actually be long-term disastrous. We need to continue investing in our brands, investing with our retail partners to help them through these times. And if we do all that, I think we’ve got a really great shot at duplicating our success that we had coming out of the recession going into ‘10 gaining a lot of share, and I want to do that coming out of ‘11 and going into ‘12.
Bill Reuter: The SG&A related to Gear for Sports, that you commented for the first 2 months; would that be a similar amount for the next 10? There was nothing specific — I don’t’ know how kind of the cadence of their SG&A is throughout the year.

Lee Wyatt: Yes, we talked about when we acquired Gear that they would have an operating margin of 11.5% and their margins and SG&A is not that dissimilar to ours in terms of ranges and rates, so fairly similar. Keep in mind, they get better leverage, as I said, earlier in the third quarter with the back-to-college environment, so a little bit better operating margins in the third quarter and the second; a little bit lower in the first and fourth, but the SG&A is fairly consistent.
Bill Reuter: Okay. And just one last one, housekeeping, in terms of stock-based compensation in the quarter for fourth quarter of 2010, what was that number?
Lee Wyatt: The add-backs?
Bill Reuter: Just the number for stock-based comp in the quarter. I may have missed it, what your stock-based compensation was in 4Q 2010?
Lee Wyatt: Yes, for the entire year I think it’s around $18 million, $19 million for the year, the add-back.
Bill Reuter: Okay. That’s all from me. Thanks.
Operator: Your final question is a follow up from the line of Carla Casella.
Carla Casella: Hi. Two quick questions. One, housekeeping on — how much was out on the revolver at the end of the period?
Lee Wyatt: At the end of the year it was zero.
Carla Casella: Okay. And then on the cotton side, there’s a lot of talk about cotton futures and there may be some changes in how I guess who can trade and how cotton futures can be traded. When you’re locking in your cotton prices, are you using public future’s markets or is it more forward contracts with growers themselves?
Rich Noll: No, we work with our merchants and our yarn suppliers and they actually do the direct hedging in the futures market. And I think the changes you’re talking about, so indirectly we’re using the futures market. It’s not a forward purchase contract with growers. You really use the big board to do that. In terms of the changes you’re talking about, here’s some discussions on whether or not they should increase the up and down cents limit on a given day, that cents limit was pegged actually a long time ago when cotton was averaging $0.60 or $0.70 and they’re questioning whether or not, in this kind of environment, if it should be $0.01 or $0.02 higher I think is what might be one of the latest proposals. So it’s not a substantial change that they would be talking about on how cotton trades.
Carla Casella: Okay, was there something out today in the FT that mentioned traders that are seeking to maintain positions to buy or sell more than 30,000 bails of cotton would have to prove that it’s economically necessary to do so as the contract nears delivery. I guess they’re trying to limit speculation in the commodity as opposed to actually using it to hedge their business.

Rich Noll: Yeah, that one I’m not familiar with.
Carla Casella: Alright. It would be good it sounds like. But thank you very much.
Operator: I would now like to turn the call back over to Mr. Lantz for any closing remarks.
Brian Lantz: We would just like to thank everybody for attending the call today and we’ll be out seeing most of you in the near future. Thank you very much.
Operator: This concludes today’s conference call. You may now disconnect.